UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2012

Strayer Education, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	0-21039	52-1975978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2303 Dulles Station Boulevard Herndon, VA	20171
(Address of principal executive offices)	(Zip Code)

(703) 561-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On November 8, 2012, Strayer Education, Inc. (the “Company”) entered into a Second Amended and Restated Revolving Credit and Term Loan Agreement with SunTrust Bank, as administrative agent (the “Credit Facility”) and SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp., as joint lead arrangers and joint book managers, providing for a $100.0 million revolving credit facility and $125.0 million term loan facility, with an option, subject to obtaining additional loan commitments and the satisfaction of certain conditions, to increase the commitments under the Credit Facility by up to $50.0 million in the future.  Each of the revolving portion of the Credit Facility, which includes a letter of credit subfacility of $50.0 million, and the term loan portion of the Credit Facility matures in four years and amends and refinances the Company’s existing $100.0 million revolving credit facility and $100.0 million term loan facility.  The term loan portion of the Credit Facility, commencing March 31, 2013, also includes required quarterly amortization payments in the amount of $781,250 in the case of each payment made during calendar years 2013 and 2014, 0.625% of the aggregate original principal amount of the term loan facility, and $1,562,500 in the case of each payment made during calendar years 2015 and 2016, 1.25% of the aggregate original principal amount of the term loan facility.

Borrowings under the Credit Facility bear interest at LIBOR or a base rate plus a margin ranging from 2.00% to 2.50%, depending on the Company’s leverage ratio.  For the $125.0 million term loan facility, the Company entered into an interest rate swap arrangement that fixes its interest rate on the term loan facility at an effective rate of approximately 3.1%.  In addition, an unused commitment fee ranging from 0.30% to 0.40%, depending on the Company’s leverage ratio, accrues on unused amounts under the revolving portion of the Credit Facility.  The Credit Facility contains customary affirmative and negative covenants, representations, warranties, events of default and remedies upon default, including acceleration and rights to foreclose on the collateral securing the Credit Facility.  In addition, the Credit Facility requires that the Company satisfy certain financial maintenance covenants, including:

•	a total leverage ratio of not greater than 2.00:1.00;
•	a coverage ratio of not less than 1.75:1.00; and
•	a Department of Education financial composite score of not less than 1.5.

The Credit Facility is guaranteed by the domestic subsidiary of the Company and is secured by substantially all of the personal property and assets of the Company and the guarantor.

A copy of the Credit Facility is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Credit Facility is qualified in its entirety by reference to such exhibit.

Item 2.02.    Results of Operations and Financial Condition.

On November 9, 2012, Strayer Education, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2012.  A copy of the press release is furnished as Exhibit 99.1 hereto and is hereby incorporated by reference into this Item 2.02.

          The information contained in Exhibit 99.1 is deemed furnished under this Item, and shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 2.03     Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on November 8, 2012, the Company entered into the Credit Facility. The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number	Description
10.1
Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 8, 2012, among the Company, SunTrust Bank, as Administrative Agent, and the other lenders and agents party thereto.

99.1	Press Release, dated November 9, 2012
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAYER EDUCATION, INC.

Date: November 9, 2012	By:	/s/ Mark C. Brown
Mark C. Brown
Executive Vice President and Chief Financial Officer